                                AMENDED AND RESTATED
                                EMPLOYMENT AGREEMENT


       This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 30th day of December, 1999 (the "Effective Date"), by and between Cinergy and Charles J. Winger (the "Executive"). This Agreement replaces and supersedes any and all prior employment agreements between Cinergy and the Executive. The capitalized words and terms used throughout this Agreement are defined in Section 11.

                                       RECITALS

       A. The Executive is currently serving as Vice President, Corporate Development of Cinergy, and Cinergy desires to secure the continued employment of the Executive in accordance with this Agreement.

       B. The Executive is willing to continue to remain in the employ of Cinergy, and any successor to Cinergy, on the terms and conditions set forth in this Agreement.

       C. The parties intend that this Agreement will replace and supersede any and all prior employment agreements between Cinergy (or any component company or business unit of Cinergy) and the Executive.


                                     AGREEMENT

       In consideration of the mutual premises, covenants and agreements set forth below, the parties agree as follows:

1.     EMPLOYMENT AND TERM

       a. Cinergy, and any successor to Cinergy, agree to employ the Executive, and the Executive agrees to remain in the employ of Cinergy, in accordance with the terms and provisions of this Agreement, for the Employment Period set forth in Subsection b. The parties agree that the Company will be responsible for carrying out all of the premises, covenants, and agreements of Cinergy set forth in this Agreement.

       b. The Employment Period of this Agreement will commence as of the Effective Date and continue until December 31, 2002; provided that, commencing on December 31, 2000, and on each subsequent December 31, the Employment Period will be extended for one (1) additional year unless either party gives the other party written notice not to extend this Agreement at least ninety (90) days before the


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              extension would otherwise become effective.

2.     DUTIES AND POWERS OF EXECUTIVE

              a. POSITION. The Executive will serve Cinergy as Vice President, Corporate Development of Cinergy, and he will have such responsibilities, duties, and authority as are customary for someone of that position and such additional duties, consistent with his position, as may be assigned to him from time to time during the Employment Period by the Board of Directors or the Chief Executive Officer.

              b. PLACE OF PERFORMANCE. In connection with the Executive's employment, the Executive will be based at the principal executive offices of Cinergy, 221 East Fourth Street, Cincinnati, Ohio, and, except for required business travel to an extent substantially consistent with the present business travel obligations of Cinergy executives who have positions of authority comparable to that of the Executive, the Executive will not be required to relocate to a new principal place of business that is more than thirty (30) miles from Cinergy's current principal executive offices.

3. COMPENSATION. The Executive will receive the following compensation for his services under this Agreement.

              a. SALARY. The Executive's Annual Base Salary, payable not less often than semi-monthly, will be at the annual rate of not less than $275,000.00. The Board of Directors or its designee may, from time to time, increase the Annual Base Salary as the Board of Directors deems to be necessary or desirable, including without limitation adjustments to reflect increases in the cost of living. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation of Cinergy under this Agreement. The Annual Base Salary will not be reduced except for across-the-board salary reductions similarly affecting all Cinergy management personnel. If Annual Base Salary is increased during the Employment Period, then the increased salary will be the Annual Base Salary for all purposes under this Agreement.

              b. RETIREMENT, INCENTIVE, WELFARE BENEFIT PLANS AND OTHER BENEFITS. During the Employment Period, the Executive will be eligible, and Cinergy will take all necessary action to cause the Executive to become eligible, to participate in all short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or other senior executives of Cinergy who are considered Tier II executives for compensation purposes, except with respect to any plan, practice, policy or program to which the Executive has waived his rights in writing.


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              If the Executive retires after reaching age 50, the Executive will be entitled and fully vested in a supplemental retirement benefit equal to the difference between (1) his total benefit under all Executive Retirement Plans, and (2) 60% of the Executive's Highest Average Earnings times a fraction, the numerator of which is the Executive's Years of Participation and the denominator of which is
              35. If, however, the Executive's employment is terminated following a Change in Control, for any reason other than Cause, the Executive will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under all Executive Retirement Plans, and (2) 60% of the Executive's Highest Average Earnings. The form, timing, and method of payment of the supplemental retirement benefit payable under this Paragraph will be the same as those elected by the Executive under the Pension Plan. If the Executive dies after reaching age 50 but prior to his retirement, and if his Spouse, on the date of his death, is living on the date the first installment of the supplemental retirement benefit would be payable under this Paragraph, the Spouse will be entitled to receive the supplemental retirement benefit as a Spouse's benefit. The form, timing, and method of payment of any Spouse's benefit under this Paragraph will be the same as those applicable to the Spouse under the Pension Plan.

              Upon his retirement on or after having attained age fifty (50), the Executive will be eligible for comprehensive medical and dental insurance pursuant to the terms of the Retirees' Medical Plan and the Retirees' Dental Plan. The Executive, however, will receive the full subsidy provided by Cinergy to retirees for purposes of determining the amount of monthly premiums due from the Executive.

              The Executive will be a participant in the Annual Incentive Plan, and the Executive will be paid pursuant to that plan an annual benefit of up to sixty percent (60%) of the Executive's Annual Base Salary, with a target of no less than forty percent (40%) of the Executive's Annual Base Salary (the "Target Annual Bonus").

              The Executive will be a participant in the Long-Term Incentive Plan (the "LTIP"), and the Executive's annualized target award opportunity under the LTIP will be equal to no less than seventy percent (70%) of his Annual Base Salary (the "Target LTIP Bonus").

              c. FRINGE BENEFITS AND PERQUISITES. During the Employment Period, the Executive will be entitled to the following additional fringe benefits:

              (i) Cinergy will furnish to the Executive an automobile and will pay all of the related expenses for gasoline, insurance, maintenance, and repairs.


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              (ii)   Cinergy will pay the initiation fee and the annual dues,
                     assessments, and other membership charges of the Executive for membership in a country club selected by the Executive.

              (iii) Cinergy will provide paid vacation for four (4) weeks per year (or longer if permitted by Cinergy's policy).

              (iv) Cinergy will furnish to the Executive annual financial planning and tax preparation services. In addition, the Executive will be entitled to receive such other fringe benefits in accordance with Cinergy plans, practices, programs, and policies in effect from time to time, commensurate with his position and at least comparable to those received by other Cinergy senior executives.

              d. EXPENSES. Cinergy agrees to reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties under this Agreement in accordance with the policies established from time to time by the Board of Directors.

              e. RELOCATION BENEFITS. Following termination of the Executive's employment for any reason (other than death), the Executive will be entitled to reimbursement from Cinergy for the reasonable costs of relocating from the Cincinnati, Ohio, area to a new primary residence in a manner that is consistent with the terms of the Relocation Program.

4.     TERMINATION OF EMPLOYMENT

              a. DEATH. The Executive's employment will terminate automatically upon the Executive's death during the Employment Period.

              b. BY CINERGY FOR CAUSE. Cinergy may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Employment Agreement, "Cause" means the following:

              (i) The willful and continued failure by the Executive to substantially perform the Executive's duties with Cinergy (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after the Board of Directors or the Chief Executive Officer has delivered to the Executive a written demand for substantial performance, which demand specifically identifies the manner in which the Executive has not substantially performed his duties. This event will constitute Cause even if the Executive issues a Notice of Termination for Good Reason pursuant to Subsection 4d after the Board of Directors or Chief Executive Officer delivers a written demand for substantial performance.

              (ii) The breach by the Executive of the confidentiality provisions set forth in Section 9.

              (iii) The conviction of the Executive for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Executive that has a materially adverse effect on Cinergy. For purposes of this definition of Cause, no act, or failure to act, on the Executive's part will be deemed "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Cinergy.

       c. BY CINERGY WITHOUT CAUSE. Cinergy may, upon at least 30 days advance written notice to the Executive, terminate the Executive's employment during the Employment Period for a reason other than Cause, but the obligations placed upon Cinergy in Section 5 will apply.

       d. BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" means the following:

              (i) A reduction in the Executive's Annual Base Salary, except for across-the-board salary reductions similarly affecting all Cinergy management personnel, or a reduction in any other benefit or payment described in Section 3 of this Agreement, except for changes to the employee benefits programs affecting all Cinergy management personnel, provided that those changes (either individually or in the aggregate) will not result in a material adverse change with respect to the benefits to which the Executive was entitled as of the Effective Date.

              (ii) The material reduction without his consent of the Executive's title, authority, duties, or responsibilities from those in effect immediately prior to the reduction or a material adverse change in the Executive's reporting responsibilities.

              (iii) Any breach by Cinergy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Subsection 2b).

              (iv) The Executive's disability due to physical or mental illness or injury that precludes the Executive from performing any job for which he is qualified and able to perform based upon his education, training or experience.

              (v) A failure by the Company to require any successor entity to the Company specifically to assume all of the Company's obligations to the Executive under this Agreement.

       e. BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment without Good Reason upon prior written notice to the Company.

       f. NOTICE OF TERMINATION. Any termination of the Executive's employment by Cinergy or by the Executive during the Employment Period (other than a termination due to the Executive's death) will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with Subsection 12b. For purposes of this Agreement, a "Notice of Termination" means a written notice that specifies the particular provision of this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for terminating the Executive's employment under the specified provision. The failure by the Executive or Cinergy to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of the Executive or Cinergy under this Agreement or preclude the Executive or Cinergy from asserting that fact or circumstance in enforcing rights under this Agreement.

5.     OBLIGATIONS OF CINERGY UPON TERMINATION.

       a.     CERTAIN TERMINATIONS.

              (i) If a Termination occurs during the Employment Period, Cinergy will pay to the Executive a lump sum amount, in cash, equal to the sum of the following Accrued
                     Obligations:

                     (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;

                     (2) an amount equal to the AIP Benefit for the fiscal year that includes the Date of Termination multiplied by a fraction, the numerator of which is the number of days from the beginning of that fiscal year to and including the Date of Termination and the denominator of which is three hundred and sixty-five (365). The AIP Benefit will be determined using a percentage determined by the Chief Executive Officer, in his discretion, up to the maximum percentage specified in Subsection 3b, but no less than the Target Annual Bonus.


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                     (3)    any compensation previously deferred by the
                            Executive (together with any accrued interest or earnings) and any accrued vacation pay, in each case to the extent not previously paid.

                     The Accrued Obligations described in this Paragraph 5a(i) will be paid within thirty (30) days after the Date of Termination. These Accrued Obligations are payable to the Executive regardless of whether a Change in Control has occurred.

              (ii) Prior to the occurrence of a Change in Control, and in the event of (A) a Termination other than by reason of the Executive's death, or (B) the Executive's termination of his employment during the Employment Period for Good Reason, Cinergy will pay the Accrued Obligations, and Cinergy will have the following obligations:

                     (1) Cinergy will pay to the Executive a lump sum amount, in cash, equal to three (3) times the sum of the Annual Base Salary and the AIP Benefit. For this purpose, the Annual Base Salary will be at the rate in effect at the time Notice of Termination is given (without giving effect to any reduction in Annual Base Salary, if any, prior to the termination). The AIP Benefit will be determined using a percentage determined by the Chief Executive Officer, in his discretion, which will not be less than the Executive's annual target percentage for the fiscal year in which the Termination occurs and will not be greater than the maximum percentage specified in Subsection 3b. This lump sum will be paid within thirty (30) days of the Date of Termination.

                     (2) Cinergy will pay to the Executive the value of all deferred compensation amounts and all executive life insurance benefits whether or not they are otherwise currently vested or payable. Payment will be made in accordance with the terms of the applicable plan or program.

                     (3) Except as provided under Clauses (A) and (B) below, Cinergy will continue, until the end of the Employment Period, medical and dental benefits to the Executive and/or the Executive's family at least equal to those that would have been provided if the Executive's employment had not been terminated (excluding benefits to which the Executive has waived his rights in writing). The benefits described in the preceding sentence will be in accordance with the medical and welfare benefit plans, practices, programs, or policies of Cinergy (the "M&W Plans") as then currently in effect and applicable generally to other Cinergy senior executives and their families.

                            (A)    If, as of the Executive's Date of
                            Termination, the Executive meets the eligibility requirements for Cinergy's retiree medical and welfare benefit plans, the provision of those retiree medical and welfare benefit plans to the Executive will satisfy Cinergy's obligation under this Subparagraph 5a(ii)(3).

                            (B)    If, as of the Executive's Date of
                            Termination, the provision to the Executive of the M&W Plan benefits described in this Subparagraph 5a(ii)(3) would either (1) violate the terms of the M&W Plans or (2) violate any of the Code's nondiscrimination requirements applicable to the M&W Plans, then Cinergy, in its sole discretion, may elect to pay the Executive, in lieu of the M&W Plan benefits described under this Subparagraph 5a(ii)(3), a lump sum cash payment equal to the total monthly premiums that would have been paid by Cinergy for the Executive under the M&W Plans from the Date of Termination through the end of the Employment Period. Nothing in this Clause will affect the Executive's right to elect COBRA continuation coverage under a M&W Plan in accordance with applicable law.

                            (C) If the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, any benefits provided to the Executive under the M&W Plans will be secondary to those provided under the other employer-provided plan during the Executive's applicable period of eligibility.

                     (4) Ownership of the automobile assigned to the Executive by Cinergy will be transferred to the Executive within 30 days of the Date of Termination. The effect of this transfer will be grossed up for federal and state income taxes as soon as administratively feasible after the transfer is effective.

                     (5) Cinergy will provide tax counseling services through an agency selected by the Executive, not to exceed Fifteen Thousand Dollars

                            ($15,000.00) in cost.

              (iii) In the event of Termination by Cinergy or by the Executive for Good Reason upon or during the twenty-four (24) month period after the occurrence of a Change in Control, then in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any other benefits payable pursuant to Paragraph 5a(ii), Cinergy will have the following obligations:

                     (1) Cinergy will pay to the Executive a lump sum severance payment, in cash, equal to the greater of:

                            (A) the present value of all amounts and benefits that would have been due under Paragraph 5a(ii), excluding Subparagraphs 5a(ii)(3), 5a(ii)(4), and 5a(ii)(5), or

                            (B) three (3) times the sum of (x) the higher of the Executive's Annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (y) the higher of the amount paid to the Executive pursuant to all annual incentive compensation or bonus plans or programs maintained by Cinergy in the year preceding that in which the Date of Termination occurs or in the year preceding that in which the Change in Control occurs; and

                     (2) For a thirty-six (36) month period after the Date of Termination, Cinergy will arrange to provide the Executive with life, disability, accident, and health insurance benefits substantially similar to those that the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in those benefits subsequent to a Change in Control that constitutes Good Reason), except for any benefits that were waived by the Executive in writing. If Cinergy arranges to provide the Executive with life, disability, accident, and health insurance benefits, those benefits will be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six
                            (36) month period following the Executive's Date of Termination. The Executive must report to Cinergy any such benefits that he actually receives. In lieu of the benefits described in the preceding sentences, Cinergy, in its sole discretion, may elect to pay to the Executive a lump sum cash payment equal to thirty-six (36) times the monthly premiums that would have been paid by Cinergy to provide those benefits to the Executive. Nothing in this Subparagraph 5a(iii)(2) will affect the Executive's right to elect COBRA continuation coverage in accordance with applicable law.

                     (3) Ownership of the automobile assigned to the Executive by Cinergy will be transferred to the Executive within 30 days of the Date of Termination. The effect of this transfer will be grossed up for federal and state income taxes as soon as administratively feasible after the transfer is effective.

                     (4) Cinergy will provide tax counseling services through an agency selected by the Executive, not to exceed Fifteen Thousand Dollars ($15,000.00) in cost.

                     For purposes of this Paragraph (iii), the Executive will be deemed to have incurred a Termination following a Change in Control if the Executive's employment is terminated prior to a Change in Control, without Cause at the direction of a Person who has entered into an agreement with Cinergy, the consummation of which will constitute a Change in Control, or if the Executive terminates his employment for Good Reason prior to a Change in Control if the circumstances or event that constitutes Good Reason occurs at the direction of such a Person.

       b. TERMINATION BY CINERGY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 7, if the Executive's employment is terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, Cinergy will have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations, plus any other earned but unpaid compensation, in each case to the extent not previously paid.

       c.     CERTAIN TAX CONSEQUENCES.

              (i) In the event that any Severance Benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial portion of its assets (a "Payment" or "Payments") would be subject to any Excise Tax, then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (ii) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of that Gross-Up Payment will be made at Cinergy's expense by an Accounting Firm selected by the Executive and reasonably acceptable to Cinergy. The Accounting Firm will provide its determination, together with detailed supporting calculations and documentation, to Cinergy and the Executive within 10 days after the Date of Termination, or such other time as requested by Cinergy or by the Executive, and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it will furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within 10 days after the Accounting Firm delivers its determination to the Executive, the Executive will have the right to dispute the determination. The Gross-Up Payment, if any, as determined pursuant to this Subsection 5c will be paid by Cinergy to the Executive within five days of the receipt of the Accounting Firm's determination. The existence of a dispute will not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon Cinergy and the Executive. If there is a dispute, then Cinergy and the Executive will together select a second Accounting Firm, which will review the determination and the Executive's basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on Cinergy and on the Executive. Cinergy will bear all costs associated with that determination, unless the determination is not greater than the initial determination, in which case all such costs will be borne by the Executive.

              (iii) The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Executive will be determined in accordance with the principles of Code paragraphs 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

              (iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Accounting Firm's determination, an Excise Tax will be imposed on any Payment or Payments, Cinergy will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Cinergy has actually withheld from the Payment or Payments in accordance with law.



              d. VALUE CREATION PLAN AND STOCK OPTIONS. Upon the Executive's termination of employment for any reason, the Executive's entitlement to restricted shares and performance shares under the Value Creation Plan and any stock options granted under the Stock Option Plan or the LTIP will be determined under the terms of the appropriate plan and any applicable administrative guidelines and written agreements.

              e. OTHER FEES AND EXPENSES. Cinergy will also pay to the Executive all legal fees and expenses incurred by the Executive in successfully disputing a Termination that entitles the Executive to Severance Benefits. Payment will be made within five (5) business days after delivery of the Executive's written request for payment accompanied by such evidence of fees and expenses incurred as Cinergy reasonably may require.

6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement will prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy, or practice provided by Cinergy and for which the Executive may qualify, except with respect to any benefit to which the Executive has waived his rights in writing or any plan, program, policy, or practice that expressly excludes the Executive from participation. In addition, nothing in this Agreement will limit or otherwise affect the rights the Executive may have under any other contract or agreement with Cinergy entered into after the Effective Date. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit, plan, program, policy, or practice of, or any contract or agreement entered into after the Effective Date with Cinergy, at or subsequent to the Date of Termination, will be payable in accordance with that benefit, plan, program, policy or practice, or that contract or agreement, except as explicitly modified by this Agreement.

7. FULL SETTLEMENT: MITIGATION. Cinergy's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Cinergy may have against the Executive or others. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Subparagraphs 5a(ii)(3) and 5a(iii)(2), those amounts will not be reduced simply because the Executive obtains other employment. If the Executive finally prevails on the substantial claims brought with respect to any dispute between Cinergy and the Executive as to the interpretation, terms, validity, or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, Cinergy agrees to pay all reasonable legal fees and expenses that the Executive may reasonably incur as a result of that dispute.

8. ARBITRATION. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to the Executive's employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators' fees and attorneys' fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Section, Cinergy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute as required by Section 7.

9. CONFIDENTIAL INFORMATION. The Executive will hold in a fiduciary capacity for the benefit of Cinergy, as well as all of Cinergy's successors and assigns, all secret, confidential information, knowledge, or data relating to Cinergy, and its affiliated businesses, that the Executive obtains during the Executive's employment by Cinergy or any of its affiliated companies, and that has not been or subsequently becomes public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and thereafter, the Executive will not, without Cinergy's prior written consent or as may otherwise by required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than Cinergy and those designated by it. The

       Executive understands that during the Employment Period, Cinergy may be required from time to time to make public disclosure of the terms or existence of the Executive's employment relationship to comply with various laws and legal requirements. In addition to all other remedies available to Cinergy in law and equity, this Agreement is subject to termination by Cinergy for Cause under Section 4b in the event the Executive violates any provision of this Section.

10.    SUCCESSORS.

       a. This Agreement is personal to the Executive and, without Cinergy's prior written consent, cannot be assigned by the Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives.

       b. This Agreement will inure to the benefit of and be binding upon Cinergy and its successors and assigns.

       c. Cinergy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cinergy to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Cinergy would be required to perform it if no succession had taken place. Cinergy's failure to obtain such an assumption and agreement prior to the effective date of a succession will be a breach of this Agreement and will entitle the Executive to compensation from Cinergy in the same amount and on the same terms as if the Executive were to terminate his employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

11. DEFINITIONS. As used in this Agreement, the following terms, when capitalized, will have the following meanings:

       a.     1934 ACT.  "1934 Act" means the Securities Exchange Act of 1934.

       b. ACCOUNTING FIRM. "Accounting Firm" means an accounting firm that is designated as one of the five largest accounting firms in the United States (which may include Cinergy's independent auditors).

       c. ACCRUED OBLIGATIONS. "Accrued Obligations" means the accrued obligations described in Paragraph 5a(i).

       d. AGREEMENT. "Agreement" means this Amended and Restated Employment Agreement between Cinergy and the Executive.

       e. AIP BENEFIT. "AIP Benefit" means the Annual Incentive Plan benefit described in Subsection 3b.

       f. ANNUAL BASE SALARY. "Annual Base Salary" means the annual base salary payable to the Executive pursuant to Subsection 3a.

       g. ANNUAL INCENTIVE PLAN. "Annual Incentive Plan" means the Cinergy Corp. Annual Incentive Plan or any successor to that plan.

       h. BOARD OF DIRECTORS. "Board of Directors" means the board of directors of the Company.

       i.     CAUSE.  "Cause" has the meaning set forth in Subsection 4b.

       j. CHANGE IN CONTROL. "A Change in Control" will be deemed to have occurred if any of the following events occur, after the Effective
              Date:

              (i) Any "person" or "group" (within the meaning of subsection 13(d) and paragraph 14(d)(2) of the 1934 Act) is or becomes the beneficial owner (as defined in Rule l3d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such a Person any securities acquired directly from the Company or its affiliates) representing more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in Clause (1) of Paragraph (ii) below; or

              (ii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to that merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the combined voting power of the securities of the Company or the surviving entity or its parent outstanding immediately after the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such a Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

              (iii) During any period of two consecutive years, individuals who at the beginning of that period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election, or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the Board of Directors; or

              (iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale.

       k. CHIEF EXECUTIVE OFFICER. "Chief Executive Officer" means the chief executive officer of the Company.

       l. CINERGY. "Cinergy" means the Company, Cinergy Services, Inc., The Cincinnati Gas & Electric Company, and PSI Energy, Inc.

       m. CODE. "Code" means the Internal Revenue Code of 1986, as amended, and interpretive rules and regulations.

       n.     COMPANY.  "Company" means Cinergy Corp.

       o.     DATE OF TERMINATION.  "Date of Termination" means:

              (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice, as the case may be;

              (ii) if the Executive's employment is terminated by the Company other than for Cause, thirty (30) days after the date on which the Company notifies the Executive of the termination; and

              (iii) if the Executive's employment is terminated by reason of death, the date of death.

       p. EARNINGS. "Earnings" means the Executive's "Earnings" as defined in the Pension Plan but without regard to the limitation of Code paragraph 401(a)(17).

       q.     EFFECTIVE DATE.  "Effective Date" means December 30, 1999.

       r. EMPLOYMENT PERIOD. "Employment Period" has the meaning set forth in Subsection 1b.

       s.     EXCISE TAX.  "Excise Tax" means any excise tax imposed by Code section 4999, together with any interest, penalties, additional tax or similar items that are incurred by the Executive with respect to the excise tax imposed by Code section 4999.

       t.     EXECUTIVE.  "Executive" means Charles J. Winger.

       u. EXECUTIVE RETIREMENT PLANS. The "Executive Retirement Plans" are the Pension Plan, the Supplemental Executive Retirement Plan, and the Cinergy Corp. Excess Pension Plan or any successor to those plans.

       v. EXECUTIVE SUPPLEMENTAL LIFE PROGRAM. "Executive Supplemental Life Program" means the Cinergy Corp. Executive Supplemental Life Program or any successor to that plan.

       w. GOOD REASON. "Good Reason" has the meaning set forth in Subsection 4d.

       x. GROSS-UP PAYMENT. "Gross-Up Payment" has the meaning set forth in Subsection 5c.

       y. HIGHEST AVERAGE EARNINGS. "Highest Average Earnings" means the greater of (a) the Executive's "Highest Average Earnings" as defined in the Pension Plan (without regard to the limitation of Code paragraph 401(a)(17)) or (b) the Executive's Earnings for the 12 consecutive calendar months immediately preceding his termination of employment with Cinergy.

       z.     M&W PLANS.  "M&W Plans" has the meaning given in Subparagraph
              5a(ii)(3).

       aa. LONG-TERM INCENTIVE PLAN. "Long-Term Incentive Plan" means the long-term inventive plan implemented under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan or any successor to that plan.

       bb. NOTICE OF TERMINATION. "Notice of Termination" has the meaning set forth in Subsection 4e.

       cc. PAYMENT OR PAYMENTS. "Payment" or "Payments" has the meaning set forth in Subsection 5c.

       dd. PENSION PLAN. "Pension Plan" means the Cinergy Corp. Non-Union Employees' Pension Plan or any successor to that plan.

       ee. PERSON. "Person" has the meaning set forth in paragraph 3(a)(9) of the 1934 Act, as modified and used in subsections 13(d) and 14(d) of the 1934 Act; however, a Person will not include the following:

                    (i)    Cinergy or any of its subsidiaries;

                    (ii) A trustee or other fiduciary holding securities under an employee benefit plan of Cinergy or its subsidiaries;

                    (iii) An underwriter temporarily holding securities pursuant to an offering of those securities; or

                    (iv) A corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

       ff. RELOCATION PROGRAM. "Relocation Program" means the Cinergy Corp. Relocation Program or any successor to that program, as in effect on the date of the Executive's termination of employment.

       gg. RETIREES' DENTAL PLAN. "Retirees' Dental Plan" means the Cinergy Corp. Retirees' Dental Plan or any successor to that plan.

       hh. RETIREES' MEDICAL PLAN. "Retirees' Medical Plan" means the Cinergy Corp. Retirees' Medical Plan or any successor to that plan.

       ii. SEVERANCE BENEFITS. "Severance Benefits" means the payments and benefits payable to the Executive pursuant to Section 5.

       jj. SPOUSE. "Spouse" means the Executive's lawfully married spouse. For this purpose, common law marriage or a similar arrangement will not be recognized unless otherwise required by federal law.

       kk. STOCK RELATED DOCUMENTS. "Stock Related Documents" means the LTIP, the Cinergy Corp. Stock Option Plan, and the Value Creation Plan and any applicable administrative guidelines and written agreements relating to those plans.

       ll. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. "Supplemental Executive Retirement Plan" means the Cinergy Corp. Supplemental Executive Retirement Plan or any successor to that plan.

       mm. TARGET ANNUAL BONUS. "Target Annual Bonus" has the meaning set forth in Subsection 3b.

       nn. TARGET LTIP BONUS. "Target LTIP Bonus" has the meaning set forth in Subsection 3b.

       oo. TERMINATION. "Termination" means the termination of the Executive's employment with Cinergy other than a termination by Cinergy for Cause.

       pp. VALUE CREATION PLAN. "Value Creation Plan" means the Value Creation Plan of the LTIP.

       qq. YEARS OF PARTICIPATION. The Executive's "Years of Participation" will equal the lesser of (i) 35 or (ii) 25 plus two additional years for each of the Executive's birthdays that he has reached since his 50th birthday.

12.    MISCELLANEOUS.

       a. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of its provisions and will have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of the amendment, modification, repeal, waiver, extension, or discharge is sought. Only the Chief Executive Officer or his designee will have authority on behalf of Cinergy to agree to amend, modify, repeal, waive, extend, or discharge any provision of this Agreement.

       b. All notices and other communications under this Agreement will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              IF TO THE EXECUTIVE:
              Charles J. Winger
              Cinergy Corp.
              221 East Fourth Street
              P.O. Box 960
              Cincinnati, Ohio  45201-0960

              IF TO CINERGY:
              Cinergy Corp.
              221 East Fourth Street
              P. 0. Box 960
              Cincinnati, Ohio  45201-0960
              Attn: Chief Executive Officer

              or to such other address as either party has furnished to the other in writing in accordance with this Agreement. All notices and communications will be effective when actually received by the addressee.

       c. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

       d. Cinergy may withhold from any amounts payable under this Agreement such federal, state, or local taxes as are required to be withheld pursuant to any applicable law or regulation.

       e. The Executive's or Cinergy's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Cinergy may have under this Agreement, including without limitation the right of the Executive to terminate employment for Good Reason pursuant to Subsection 4c or the right of Cinergy to terminate the Executive's employment for Cause pursuant to Subsection 4b, will not be deemed to be a waiver of that provision or right or any other provision or right of this Agreement.

       f. This instrument contains the entire agreement of the Executive and Cinergy with respect to the subject matter of this Agreement; and subject to any agreements evidencing stock option or restricted stock grants described in Subsection 3b and the Stock Related Documents, all promises, representations, understandings, arrangements, and prior agreements are merged into this Agreement and accordingly superseded.

       g. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

       h. Cinergy and the Executive agree that Cinergy will be authorized to act for Cinergy with respect to all aspects pertaining to the administration and interpretation of this Agreement.

       IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the Effective Date.

                                          CINERGY CORP.; CINERGY SERVICES, INC.;
                                          THE CINCINNATI GAS & ELECTRIC COMPANY;
                                          AND PSI ENERGY, INC.


                                          By:
                                             ---------------------------------
                                                 James E. Rogers
                                                 Vice Chairman and Chief
                                                 Executive Officer


                                                 EXECUTIVE



                                          ------------------------------------
                                                 Charles J. Winger